Exhibit 99.1

AMENDMENT TO EARNOUT AGREEMENT

THIS AMENDMENT TO EARNOUT AGREEMENT (this “Amendment”) dated as of January 13, 2026 (the “Execution Date”), is entered into by and among Willow Lane Sponsor, LLC, a Delaware limited liability company, (the “Sponsor”), Goodrich ILMJS LLC, a Delaware limited liability company (“SPV” and, together with the Sponsor, the “Designated Earnout Recipients”) and Boost Run Inc., a Delaware corporation (“Pubco”). The Sponsor, SPV and Pubco are sometimes referred to herein each as a “Party” and together the “Parties”.

WHEREAS, on September 15, 2025, (i) Pubco, (ii) Willow Lane Acquisition Corp. (“SPAC”), (iii) Boost Run Holdings, LLC, a Delaware limited liability company (the “Company”), (iv) Benchmark Merger Sub I LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco, (v) and Benchmark Merger Sub II LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco, entered into that certain Business Combination Agreement (as amended from time to time, the “Business Combination Agreement”);

WHEREAS, in connection with entering into the Business Combination Agreement, Pubco, SPAC, and the Company entered into that certain Earnout Agreement on September 15, 2025 (the “Earnout Agreement”), whereby an earnout (the “Earnout”), is to be issued on a contingent basis dependent on the performance of Pubco Class A Common Stock in the form of newly issued shares of Pubco Class A Common Stock (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted, the “Earnout Shares”), to certain recipients;

WHEREAS, Pubco, SPAC and the Company have agreed that certain Earnout Shares of Pubco Class A Common Stock should be issued on a contingent basis, dependent on the performance of the Pubco Class A Common Stock, to the Designated Earnout Recipients, free and clear of all Liens.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in the Earnout Agreement and this Amendment, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	The Parties agree that, effective as of the Execution Date, the following definition is hereby added to the Earnout Agreement:

“Earnout Allocation” means (i) for SPV, 1,968,750 of the Earnout Shares, and (ii) for Sponsor, 1,125,000 of the Earnout Shares.

2.	The Parties agree that, effective as of the Execution Date, Section 1 of the Earnout Agreement is hereby deleted in its entirety and replaced with the following:

1. Earnout

(a)	Following the Closing, the Designated Earnout Recipients shall have the contingent right to receive their respective Earnout Allocation of the Earnout Shares totaling 3,093,750 shares of Pubco Class A Common Stock in the aggregate (subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing, including to account for any equity securities into which such shares are exchanged or converted, the “Designated Earnout Shares”), based on the performance of the Pubco Class A Common Stock and the achievement of Share Price Targets (as defined below) during the three-year period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the “Earnout Period”), in accordance with this Section 1 based upon the occurrence of the following events, if any, during the Earnout Period. The Designated Earnout Shares will be reserved for issuance by Pubco and shall be subject to that certain Registration Rights Agreement, entered into contemporaneously with this Earnout Agreement.

(i)  In the event that the VWAP of the Pubco Class A Common Stock on the Trading Market equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier I Share Price Target”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Days during the Earnout Period, then, subject to the terms and conditions of this Earnout Agreement, SPV will be entitled to receive 656,250 of the Designated Earnout Shares and Sponsor will be entitled to receive 375,000 of the Designated Earnout Shares with respect to the Tier I Share Price Target.

(ii)  In the event that the VWAP of the Pubco Class A Common Stock on the Trading Market equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier II Share Price Target”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Days during the Earnout Period, then, subject to the terms and conditions of this Earnout Agreement, SPV will be entitled to receive 656,250 of the Designated Earnout Shares and Sponsor will be entitled to receive 375,000 of the Designated Earnout Shares with respect to the Tier II Share Price Target.

(iii)  In the event that the VWAP of the Pubco Class A Common Stock on the Trading Market equals or exceeds $17.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) (the “Tier III Share Price Target” and the Tier I Share Price Target and the Tier II Share Price Target, collectively, “Share Price Targets”) for any twenty (20) Trading Days within any consecutive thirty (30) Trading Days during the Earnout Period, then, subject to the terms and conditions of this Earnout Agreement, SPV will be entitled to receive 656,250 of the Designated Earnout Shares and Sponsor will be entitled to receive 375,000 of the Designated Earnout Shares with respect to the Tier III Share Price Target.

For avoidance of doubt, (x) when the Tier II Price Target is achieved, the Tier I Price Target will have been achieved (either simultaneously or previously), and (y) when the Tier III Price Target is achieved, each of the Tier I Price Target and the Tier II Price Target will have been achieved (either simultaneously or previously).

(b)	In the event that one or more of the Share Price Targets are not met during the Earnout Period, the Designated Earnout Recipients shall not be entitled to receive the portion of the Earnout Shares that is applicable to the Share Price Target that has not been met.

3.	The Parties acknowledge that this Amendment constitutes an amendment of the Earnout Agreement and complies with the requirements to amend the Earnout Agreement as set forth in Section 7(k) (Amendment) of the Earnout Agreement. Except as amended by this Amendment, the Earnout Agreement remains in full force and effect in accordance with its terms. The Parties hereby ratify and confirm the Earnout Agreement, as hereby modified and amended by this Amendment. All references to the Earnout Agreement shall hereafter be deemed to refer to the Earnout Agreement as amended by this Amendment. If any provision of this Amendment is determined to conflict with any provision of the Earnout Agreement, the provisions of this Amendment shall be deemed controlling to the extent of that conflict.

4.	The Earnout Agreement, as amended by this Amendment, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and thereof, and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties pertaining to the subject matter hereof and thereof.

5.	The provisions of Section 7(a) (Notices), 7(h) (Governing Law), 7(i) (Jurisdiction) and 7(j) (Waiver of Jury Trial) of the Earnout Agreement are hereby incorporated by reference, mutatis mutandis.

6.	This Amendment may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment to be effective as of the date first set forth above.

Pubco:

BOOST RUN INC.

By:	/s/ Andrew Karos
Name:	Andrew Karos
Title:	Chief Executive Officer

Sponsor:

WILLOW LANE SPONSOR, LLC

By:	/s/ B. Luke Weil
Name:	B. Luke Weil
Title:	Managing Member

SPV:

GOODRICH ILMJS LLC

By:	/s/ Sean Goodrich
Name:	Sean Goodrich
Title:	Managing Member